EXHIBIT 99.1
                                                                    ------------

=====================
FOR IMMEDIATE RELEASE
=====================

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770


                  NETWORK-1 REPORTS FIRST QUARTER 2007 RESULTS

         NEW YORK, NEW YORK MAY 15, 2007-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) today announced financial results for the quarter ended March 31, 2007. Network-1 reported a net loss of ($1,060,000) for the first quarter ended March 31, 2007 as compared to a net loss of ($316,000) for the first quarter ended March 31, 2006. Included in net loss for the quarter ended March 31, 2007 was an expense of $461,000 in non cash compensation expenses. Network-1 had no revenues during the quarter ended March 31, 2007.

         Net loss attributable to common stockholders for the quarter ended March 31, 2007 was $(1,060,000) or $(0.05) per share as compared to a net loss attributable to common stockholders of ($316,000) or ($0.02) per share for the quarter ended March 31, 2006.

         On April 16, 2007, the Company completed a private placement of its securities consisting of 3,333,333 shares of its common stock, at a purchase price of $1.50 per share, and five year warrants to purchase an aggregate of 1,666,667 shares of common stock at an exercise price of $2.00 per share resulting in gross proceeds to the Company of $5,000,000. As of April 30, 2007, the Company had approximately $5,450,000 of cash and cash equivalents which management believes will be sufficient to fund its operations until at least December 2008.

         On April 25, 2007 the Company agreed to a settlement of its patent infringement litigation against D-Link Corporation and D-Link Systems, (collectively "D-Link") in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of the Company's Remote Power Patent (U.S. Patent No. 6,218,930). Under the terms of the settlement, D-Link has agreed to enter into a license agreement for the Remote Power Patent the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of the Remote Power Patent, which expires in March 2020. The royalty rate is subject to adjustment beginning after the first quarter of 2008 to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products. In addition, D-Link has agreed to pay Network-1 $100,000.

         The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the 802.3af Power over Ethernet ("PoE") standard which has led to the rapid adoption of PoE. The IEEE is currently working on the 802.3at Power over Ethernet Plus (PoE Plus) Standard which will increase the maximum power delivered to devices to 60 watts from the current 13 watts under 802.3af.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.


THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.


INVESTOR CONTACT:

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net
     -------------------------------



The condensed statements of operations and condensed balance sheets are attached.

NETWORK-1 SECURITY SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS



                                                      Quarter Ended March 31,
                                                   ----------------------------
                                                       2007            2006
                                                   ------------    ------------
Total operating expenses
      General and administrative                   $    614,000    $    280,000
      Non-Cash Compensation                                  --              --
                                                        461,000          48,000
                                                   ------------    ------------

Net loss                                           $ (1,060,000)   $   (316,000)
                                                   ============    ============

Net Loss attributable to common stockholders       $ (1,060,000)   $   (316,000)
                                                   ============    ============

Per Common Share - Basic and Diluted
      Net Loss available to common stockholders    $      (0.05)   $      (0.02)
                                                   ============    ============

Weighted average number of shares outstanding -
basic and diluted                                    19,784,724      17,832,787
                                                   ============    ============






CONDENSED BALANCE SHEET AS OF 3/31/07


Cash and cash equivalents                          $  1,086,000
                                                   ============

     Total current assets                          $  1,142,000
                                                   ============

     Total assets                                  $  1,235,000
                                                   ============

     Total current liabilities                     $    421,000
                                                   ============

     Total long term liabilities                   $        -0-
                                                   ============

     Total stockholders' equity                    $    814,000
                                                   ============